EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Innovation Pharmaceuticals Inc.

We hereby consent to the incorporation of our report dated September 30, 2019 with respect to the consolidated balance sheet of Innovation Pharmaceuticals, Inc., as of June 30, 2019 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended June 30, 2019 and the related notes, which appear in the Annual Report on Form 10-K of Innovation Pharmaceuticals, Inc. for the year ended June 30, 2019, in the Registration Statement of Innovation Pharmaceuticals, Inc. on Form S-3 filed on or about July 10, 2020. We also consent to the use of our name and the references to us as experts included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Farmington, UT

July 10, 2020